EXHIBIT 10.29
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (the “Agreement”) entered into as of January 10, 2007 (the “Effective Date”), by and between Thomas J. Newman (the “Executive”) and PharmaNet, LLC, a Delaware limited liability company (the “Company”).
     WHEREAS, in its business, the Company has acquired and developed certain trade secrets, including but not limited to proprietary processes, sales methods and techniques, and other like confidential business and technical information, including, but not limited to, technical information, design systems, proprietary assays, pricing methods, pricing rates or discounts, process, procedure, formula, design of computer software or improvement of any portion or phase thereof, whether patented or not, that is of any value whatsoever to the Company, as well as certain unpatented information relating to the Services (as defined below) information concerning proposed new services, market feasibility studies, proposed or existing marketing techniques or plans (whether developed or produced by the Company or by any other entity for the Company), other Confidential Information (as defined below) and information about the Company’s employees, officers, and directors, which necessarily will be communicated to the Executive by reason of his or her employment with the Company;
     WHEREAS, the Company has strong and legitimate business interests in preserving and protecting its investment in the Executive, its trade secrets and Confidential Information, and its substantial relationships with suppliers, and Clients (as defined below), actual and prospective; and
     WHEREAS, the Company desires to preserve and protect its legitimate business interests further by restricting competitive activities of the Executive during the term of employment and following (for a reasonable time) termination of employment;
     WHEREAS, the Company’s Board of Directors (the “Board”) considers it essential to and in the best interests of the Company’s direct and indirect holders of ownership interests (collectively, the “Stockholders”) to foster the continued employment of the Executive and has approved the severance arrangement set forth in this Agreement;
     WHEREAS, the Company desires to employ the Executive and to ensure the continued availability to the Company of the Executive’s services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement;
     WHEREAS, the Executive was previously a party to that certain Employment Agreement dated November 2, 2004 by and between the applicable subsidiary of PharmaNet, Inc. and the Executive (the “Previous Employment Agreement”) and by executing this Agreement, the Executive hereby agrees that this Agreement supersedes any prior employment arrangement set forth in the Previous Employment Agreement;
     WHEREAS, the Executive was previously a party to that certain Severance Agreement dated October 31, 2004 by and between PharmaNet, LLC and the Executive (the “Previous Severance Agreement”) and by executing this Agreement, the Executive hereby agrees that this Agreement supersedes any prior employment arrangement set forth in the Previous Severance Agreement; and

     WHEREAS, the Executive acknowledges and agrees that the payments, benefits, promises and undertakings performed, and to be performed, as set forth herein exceed and are greater than the payments, benefits, promises and undertakings to which Employee would have been entitled had Executive not executed this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:
     1. Representations and Warranties. The Executive hereby represents and warrants to the Company that he or she is not subject to any written nonsolicitation or noncompetition agreement affecting his or her employment with the Company (other than any prior agreement with the Company or its Affiliate (as defined below)), (b) is not subject to any written confidentiality or nonuse/nondisclosure agreement affecting his or her employment with the Company (other than any prior agreement with the Company or its Affiliate), and (c) has not brought to the Company any trade secrets, confidential business information, documents, or other personal property of a prior employer.
     2. Term of Employment.
          (a) Term. Subject to Section 6 hereof, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for a period commencing on the Effective Date and ending three (3) years from the Effective Date (the “Employment Term”).
          (b) Continuing Effect. Notwithstanding any termination of employment, at the end of the Employment Term or otherwise, the provisions of Sections 7 and 8 shall remain in full force and effect and the provisions of Section 8 shall be binding upon the legal representatives, successors and assigns of the Executive.
     3. Duties.
          (a) General Duties. The Executive shall serve as the Executive Vice President and Chief Operating Officer, PharmaNet, with duties and responsibilities that are customary for such position. The Executive shall use his or her best efforts to perform his or her duties and discharge his or her responsibilities pursuant to this Agreement competently, carefully and faithfully. During the Employment Term, the Executive shall be deemed an officer (but not an executive officer) and a member of the Executive Committee of the Company. In addition, Executive may be required to execute and deliver to the Company, on a timely basis, quarterly certifications or sub-certifications in order to permit Company to comply with its reporting obligations, including those under the Sarbanes-Oxley Act of 2002.
          (b) Devotion of Time. The Executive shall devote the amount of time and attention to the business and affairs of the Company that are reasonably necessary to competently perform his or her duties. The Executive shall not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation to, any other persons, business or organization without the prior written consent of the board of directors of the Company. Notwithstanding the foregoing, the Executive shall be permitted, subject to the first sentence of this Section 3(b) and Sections 7, 8, 9 and 10 hereof, to (i) serve on corporate, advisory, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments.

          (c) Location of Office. The Executive’s principal business office shall be at the Company’s office location in Princeton, New Jersey as it may be changed from time to time by the senior management of the Company; provided, however, that the Executive’s job responsibilities shall include all business travel reasonably necessary to such requirements.
          (d) Adherence to Inside Information Policies. The Executive acknowledges that the Company is publicly-held and, as a result, has implemented inside information policies designed to preclude its employees and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company or any third party. The Executive shall promptly execute any agreements generally distributed by the Company to its employees requiring such employees to abide by its inside information policies.
     4. Compensation and Expenses.
          (a) Annual Base Salary. For the services of the Executive to be rendered under this Agreement, during the Employment Term the Company shall pay the Executive an annual base salary equivalent to $475,000 per annum provided, however, that effective as of January 1, 2007 the annual base salary will be $494,000 (the “Annual Base Salary”). Commencing January 1, 2008, the Annual Base Salary shall be adjusted annually on a compounded basis on such Executive’s employment anniversary date (as such date has been, or may in the future be, modified) at the greater of (i) four (4%), (ii) an amount approved by the Compensation Committee of the Company’s Board of Directors or (iii) the Consumer Price Index in accordance with the formula attached hereto as Exhibit A. The Annual Base Salary shall be payable in accordance with the Company’s normal payroll practices.
          (b) Annual (Cash) Incentive. In addition to any other compensation received pursuant to this Agreement, the Executive shall be eligible to participate in the same Company cash incentive plan or plans that the members of the Company’s Executive Committee are eligible to participate.
          (c) Long-Term Incentive. The Executive shall be eligible to participate in all long-term incentive plan or plans that the members of the Company’s Executive Committee are eligible to participate.
          (d) Expenses. In addition to any compensation received pursuant to this Section 4, the Company shall reimburse or advance funds to the Executive for reasonable travel, entertainment, professional dues and miscellaneous expenses incurred in connection with the performance of his or her duties under this Agreement and in accordance with the Company’s policies relating to travel and expenses, subject to receipt by the Company of evidence of such expenses. The Executive must submit all required receipts and documentation for each such reimbursable expense within sixty (60) days following the last day of the month of the incurrence of that expense.
     5. Benefits.
          (a) Vacation. During each year of employment, the Executive shall be entitled to twenty (20) business days of vacation (or such longer period as may be provided for under the Company’s written policies) without loss of compensation or other benefits to which he or she is entitled under this Agreement, such vacation to be taken at such times as the Executive may select and the affairs of the Company may permit.
          (b) Employee Benefit Programs. The Executive is entitled to participate in any pension, 401(k), medical insurance, disability insurance, life insurance or other employee benefit plan that is maintained by the Company, including reimbursement of membership fees in professional organizations, subject to the eligibility requirements of these specific plans.
          (c) Insurance. The Company shall pay the cost of all insurance premiums in connection with the insurance or benefit programs referred to in Section 5(b) in which the Executive chooses to participate, except to the extent any benefit program is funded by deferrals from the Executive’s compensation. In addition, the Company shall include the Executive in the Company’s D&O (director and officer) liability insurance policy as an additional insured for the benefit of the Executive.
          (d) Transportation Benefit. The Executive shall be entitled to receive a per month motor vehicle allowance equivalent to one thousand dollars ($1,000) per month. For the purposes of clarity, the Company shall not reimburse the Executive for any applicable tax the Executive may incur as a result of his or her receipt of this monthly motor vehicle allowance.
     6. Termination; Severance.
          (a) Certain Definitions. For purpose of this Agreement:
               “Cause” means that the Executive has: (i) been convicted of a felony involving any subject matter; (ii) been charged with a felony, by a government agency, relating to the business of the Company or any Affiliate; (iii) been convicted of a misdemeanor directly involving the Executive’s employment that directly affects the business of the Company; (iv) been found after an internal investigation to have engaged in sexual misconduct which is related to the Executive’s employment or the business of the Company and/or violated the Company’s sexual harassment policy; (v) failed to carry out the duties and responsibilities assigned to Executive which are consistent with the terms of this Agreement; (vi) misappropriated the Company funds or otherwise defrauds the Company; (vii) breached his or her fiduciary duty to the Company resulting in profit to him or her, directly or indirectly; (viii) been found to have committed any act or failed to take any action which results in the common stock of the Company (the “Common Stock”) being delisted for trading on its principal trading market or exchange; (ix) been convicted of illegal possession or illegal use of a controlled substance; (x) engaged in chronic drinking or the use of illegal drugs, chemicals or controlled substances or the abuse of otherwise legal drugs or chemicals or controlled substances that affects the performance of his or her duties as reasonable determined by the Company; (xi) failed or refused to cooperate in any official investigation conducted by or on behalf of the Company; (xii) breached any material provision of this Agreement, including Section 3(d) herein, after notice and a reasonable opportunity to cure such behavior (if the behavior is of the nature that it can be cured); (xiii) intentionally or willfully failed to comply with the reasonable directives of the Board or the CEO of the Company; (xiv) committed an act or omission constituting gross negligence or willful misconduct which causes, at least in part, the Company to restate its financial statements for a completed fiscal period after having filed such financial statements with the Securities and Exchange Commission; or (xv) been found by a court, the Securities and Exchange Commission or any state governmental authority which regulates or enforces such state’s securities laws, in a final determination, to have violated any applicable securities laws, whether such finding was after a hearing or trial or on consent without admitting or denying any allegations of wrongdoing.
               “Disability” means the occurrence of either of the following circumstances: (i) if Executive is deemed disabled for purposes of any long-term disability insurance policy paid for by the Company and in effect at such time, or (ii) if in the exercise of the reasonable judgment of the Company, due to accident, mental or physical illness, or any other reason, Executive has become physically or mentally incapable of performing, with or without reasonable accommodation, the essential functions of his or her employment for a period of more than one hundred twenty (120) consecutive days or for one hundred eighty (180) days within a three hundred and sixty-five (365) day period.
               “Effective Date of Termination” with respect to any purported termination of the Executive’s employment, shall mean (i) if the Executive’s employment is terminated by his or her death, the date of his or her death, (ii) if the Executive’s employment is terminated for Cause or without Cause, the date specified in the Notice of Termination, (iii) if the Executive’s employment is terminated as a result of a Disability, the date on which it is finally determined that the Executive is Disabled and (iv) if Executive terminates his or her employment for Good Reason or otherwise voluntarily terminates his or her employment, the date specified in the Notice of Termination.
               “Good Reason” means the material breach of any of the material terms or conditions of this Agreement by the Company.
               “Notice of Termination” means a notice indicating the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment with the Company under the provision so indicated.
               “Person” shall have the meaning ascribed thereto in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified, applied and used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (i) the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company (in its capacity as such), (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporate entity owned, directly or indirectly, by the Stockholders in substantially the same character and proportions as their ownership of interests in the Company.
          (b) Termination.
               (i) Either the Company or the Executive, in his, her or its sole discretion, may terminate the Executive’s employment without Cause at any time upon thirty (30) days written notice. Upon the Effective Date of Termination, whether with or without Cause, the Executive shall have no right to compensation or reimbursement under Section 4 (except for compensation earned or reimbursable expenses incurred through the Effective Date of Termination) or to participate in any employee benefit programs under Section 5 for any period subsequent to the Effective Date of Termination, except as provided for by law or this Agreement. On or before the Effective Date of Termination or prior to receiving any final compensation or expenses due him or her, the Executive shall (a) return to the Company’s headquarters, (b) participate in an exit interview, and (c) execute a “Certificate of Conclusion of Employment,” certifying that he or she has complied with his or her obligations and acknowledging his or her continuing obligations under this Agreement. The Executive’s failure to comply with the requirements of this Section shall constitute a material breach of this Agreement. For clarity, if the Executive’s employment is terminated by the Company for any reason other than Cause, he or she shall be entitled to the Severance Payments set forth below.
               (ii) The Company may terminate the Executive’s employment pursuant to the terms of this Agreement at any time for Cause (as defined below) by giving written notice of termination. The Executive shall have thirty (30) days from the date of the notice to provide the Company CEO with evidence that the Company is mistaken as to Cause and that the Executive’s behavior does not meet the criteria for Cause. During such thirty (30) day period, the Executive shall be suspended without pay; provided, however, that if employment is reinstated then the Executive shall be paid for such ten thirty (30) period or if the termination is upheld, the Effective Date of Termination shall be deemed to be the date of receipt by the Executive of the written notice of termination. Upon any such termination for Cause, the Executive shall have no right to compensation or reimbursement under Section 4 (except for compensation earned or reimbursable expenses incurred through the Effective Date of Termination), or to participate in any employee benefit programs under Section 5 for any period subsequent to the Effective Date of Termination, except as provided by law.
          (c) Severance. In the event that the Executive executes and does not revoke a written release upon termination of employment, in substantially the form attached hereto as Exhibit B, the Company shall cause the payments and benefits described in this Section (the “Severance Payments”) to be made upon the termination of the Executive’s employment with the Company during the Employment Term unless such termination is (i) by the Company for Cause, death or Disability, or (ii) by the Executive without Good Reason. Severance Payments due and payable to the Executive by the Company in accordance with this Section shall be determined as follows:
               (i) In lieu of any further salary payments to the Executive for periods subsequent to the Effective Date of Termination, the Company shall cause an aggregate severance payment to be made to the Executive, in cash, equal to two (2) times such Executive’s Annual Base Salary (the “Cash Severance Payment”) and payable in twenty-four (24) equal monthly installments.
               (ii) For a twenty-four (24) month period after the Effective Date of Termination, the Company shall arrange to provide the Executive with life, disability, accident and health insurance benefits substantially similar to those which the Executive is receiving immediately prior to the Effective Date of Termination. To the extent such benefits are provided under insured arrangements, the Company shall pay each applicable insurance premium (net of any payment required of the Executive) on the specified due date for that premium (which shall not be less frequently than annually); provided, however, that in the event any such premium payment cannot be made by the Company on the applicable due by reason of the restrictions set forth in subparagraph (f) of this Section, the Executive shall make such premium payment and the Company shall promptly reimburse the Executive for that payment upon the conclusion of the six (6)-month deferral period set forth in subparagraph (f). In addition, benefits otherwise receivable by the Executive pursuant to this Section shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during such period following the Executive’s termination of employment (and any such benefits actually received by the Executive shall be reported to the Company by the Executive).
               (iii) All unvested long-term incentive grants, if any, outstanding on the Effective Date of Termination shall immediately vest.
               (iv) To the extent the Executive is, on the Effective Date of Termination, participating in one or more deferred compensation arrangements subject to Section 409A of the Internal Revenue Code (the “Code”), the payments and benefits provided under those arrangements shall continue to be governed by, and to become due and payable in accordance with, the specific terms and conditions of those arrangements, and nothing in this Agreement shall be deemed to modify or alter those terms and conditions.
          (d) Benefit Limit. In the event that any payments or benefits to which Executive becomes entitled in accordance with the provisions of this Agreement (or any other agreement with the Company or other Affiliated Company) would otherwise constitute a parachute payment under Code Section 280G(b)(2), then such payments and/or benefits will be subject to reduction to the extent necessary to assure that the Executive receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed under Code Section 4999 on the payments and benefits provided Executive under this Agreement (or on any other payments or benefits to which the Executive may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of his employment with the Company).
               (i) Should a reduction in benefits be required to satisfy the benefit limit of this subsection (d), then the portion of any parachute payment otherwise payable in cash to Executive shall be reduced to the extent necessary to comply with such benefit limit. Should such benefit limit still be exceeded following such reduction, then the number of shares which would otherwise vest on an accelerated basis under each of the Executive’s options or other equity awards (based on the amount of the parachute payment attributable to each such option or equity award under Code Section 280G) shall be reduced to the extent necessary to eliminate such excess.
          (e) Resolution Procedures. In the event there is any disagreement between the Executive and the Company as to whether one or more payments or benefits to which the Executive becomes entitled in connection with the Change in Control or his subsequent termination of employment constitute a parachute payment under Code Section 280G or as to the determination of the present value thereof, such dispute will be resolved as follows:
               (i) In the event the Treasury Regulations under Code Section 280G (or applicable judicial decisions) specifically address the status of any such payment or benefit or the method of valuation therefor, the characterization afforded to such payment or benefit by the Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.
               (ii) In the event Treasury Regulations (or applicable judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to independent auditors selected and paid for by the Company. The resolution reached by the independent auditors will be final and controlling; provided, however, that if in the judgment of the independent auditors, the status of the payment in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling will be prepared and submitted by the independent auditors, and the determination made by the Internal Revenue Service in the issued ruling will be controlling. All expenses incurred in connection with the preparation and submission of the ruling request shall be shared equally by the Executive and the Company.
               (iii) In the event Treasury Regulations (or applicable judicial decisions) do not address the appropriate valuation methodology for any payment in dispute, the present value thereof will, at the independent auditor’s election, be determined through an independent third-party appraisal, and the expenses incurred in obtaining such appraisal shall be shared equally by the Executive and the Company.
          (f) Date of Payment. The Cash Severance Payment shall be made on the fifteenth day of each of the twenty-four (24) months immediately following the month in which the Effective Date of Termination occurs or (if later) the month in which the date of the Executive’s “separation from service” with the Company (as such term is defined in Treasury Regulations issued under Code Section 409(A) occurs. At the time that payments are made under this Section, the Company shall provide the Executive with a detailed written statement setting forth the manner in which such payments were calculated and the basis for such calculations. Notwithstanding the foregoing, Cash Severance Payments shall immediately cease and no longer be payable if Executive violates any of the terms set forth in Sections 7 or 8 hereof. Such remedy shall be in addition to any and all other remedies available by law or equity.
          (g) Delayed Commencement Date. Notwithstanding any provision to the contrary in this Agreement, no payment or benefit to which the Executive otherwise becomes entitled under this Section shall be made, paid or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in Treasury Regulations issued under Code Section 409(A) or (ii) the date of the Executive’s death, if the Executive is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this subparagraph (f), whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral, shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Section 6 shall be paid or provided in accordance with the normal payment dates specified for them herein.
          (h) Notice of Termination. Any purported termination of the Executive’s employment with the Company (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 14.

     7. Non-Competition Agreement.
          (a) Competition with the Company. During the Employment Term and for twenty-four (24) months after the Effective Date of Termination, the Executive, directly or indirectly or, in association with or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member or otherwise of or through any person, firm, corporation, partnership, association or other entity (any of the foregoing, an “Affiliated Entity”) shall not act as an executive officer or provide Services (as such term is defined in Section 8 hereof) to any entity which competes with the Company or its Affiliates, within any metropolitan area in the United States or elsewhere in which the Company or its subsidiaries or affiliates (collectively, the “Affiliates”), if applicable, is then engaged in the offer and sale of competitive Services (the “Prohibited Business”); provided, the foregoing shall not prohibit Executive from owning up to five percent (5%) of the securities of any publicly-traded enterprise that engages in the Prohibited Business provided the Executive is not an employee, director, officer, consultant to such enterprise or otherwise reimbursed for services rendered to such enterprise. In addition, during the period commencing on the Effective Date of Termination and continuing for twenty-four (24) months thereafter, the Executive may not, directly or indirectly, including through any Affiliated Entity, seek Prohibited Business from any Client (as defined below) on behalf of any enterprise or business other than the Company, refer Prohibited Business generated from any Client to any enterprise or business other than the Company, cause any Client to cancel or reduce any existing contract for services it may have with the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Client, enterprise or business other than the Company. For purposes of this Agreement, the term “Client” means any person, firm, corporation, limited liability company, partnership, association or other entity (i) to which the Company sold or provided Services in excess of $100,000 during the twenty-four (24) month period prior to the Effective Date of Termination, or (ii) who or which has been approached by an employee of the Company for the purpose of soliciting business for the Company and which business was reasonably expected to generate revenue in excess of $100,000.
          (b) No Payment. The Executive acknowledges and agrees that no separate or additional payment will be required to be made to him or her in consideration of his or her undertakings in this Section 7.
          (c) References. References to the Company in this Section 7 shall include the Company’s Affiliates.
     8. Non-Disclosure of Confidential Information.
          (a) Confidential Information. “Confidential Information” includes, but is not limited to, trade secrets (as defined by the common law and statute in Florida or New Jersey or any future Florida or New Jersey statute), processes, policies, procedures, techniques (including recruiting techniques), designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing and uses of the Services, the Company’s budgets and strategic plans, and the identity and special needs of Clients, databases, data, all technology relating to the Company’s businesses, systems, methods of operation, Client lists, Client information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, names, home addresses and all telephone numbers and e-mail addresses of the Company’s employees, former employees, clients and former clients. In addition, Confidential Information also includes the identity of Clients and the identity of and telephone numbers, e-mail addresses and other addresses of employees or agents of Clients who are the persons with whom the Company’s employees and agents communicate in the ordinary course of business. For purposes of this Agreement, the following will not constitute Confidential Information: (i) information which is or subsequently becomes generally available to the public through no act of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of the Company, and (iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any Affiliates of the Executive) who did not acquire such confidential information or trade secret, directly or indirectly, from the Executive or the Company. As used herein, the term “Services” shall include the providing of early and late stage clinical drug development services, clinical trials management services and other services engaged in by the Company during the Employment Term.
          (b) Legitimate Business Interests. The Executive recognizes that the Company has legitimate business interests to protect and, as a consequence, the Executive agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets, (ii) valuable confidential business or professional information that otherwise does not qualify as trade secrets, including all Confidential Information, (iii) substantial relationships with specific prospective or existing Clients or clients, (iv) Client goodwill associated with the Company’s business and (v) specialized training relating to the Services and the Company’s technology, methods and procedures.
          (c) Confidentiality. The Confidential Information shall be held by the Executive in the strictest confidence and shall not, without the prior written consent of the Company, be disclosed to any person other than in connection with the Executive’s employment with the Company. The Executive further acknowledges that such Confidential Information as is acquired and used by the Company is a special, valuable and unique asset. The Executive shall exercise all due and diligence precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media or oral. The Executive shall not copy any Confidential Information except to the extent necessary to his or her employment nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to his or her employment and then only with the authorization of an officer of the Company. All records, files, materials and other Confidential Information obtained by the Executive in the course of his or her employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company or its Clients, as the case may be. The Executive shall not, except in connection with and as required by his or her performance of his or her duties under this Agreement, for any reason use for his or her own benefit or the benefit of any person or entity with which he or she may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of an officer of the Company (excluding the Executive, if applicable).
          (d) References to the Company in this Section 8 shall include the Company’s Affiliates.

     9. Equitable Relief.
          (a) The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, shall cease to be an employee of the Company for any reason and take any action in violation of Section 7 and/or Section 8, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 9(b) below to enjoin the Executive from breaching the provisions of Section 7 or Section 8. In such action, the Company shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law or post a bond or any security.
          (b) Any action between the Company and Executive must be commenced in Mercer County, New Jersey. The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.
     10. Conflicts of Interest. Except as otherwise set forth in Section 7(a), while employed by the Company, the Executive shall not, directly or indirectly, unless approved by the Board:
          (a) participate as an individual in any way in the benefits of transactions with any of the Company suppliers or Clients, including, without limitation, having a financial interest in the Company’s suppliers or Clients, or making loans to, or receiving loans from, the Company’s suppliers or Clients;
          (b) realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive’s employment with the Company for the Executive’s personal advantage or gain; or
          (c) accept any offer to serve as an officer, director, partner, consultant, manager with, or to be employed in a technical capacity by, a person or entity that does business with the Company.
As used in Section 10(a), (b) or (c), references to the Company also includes its Affiliates.
     11. Inventions, Ideas, Processes, and Designs. All inventions, ideas, processes, programs, software, and designs (including all improvements) (a) conceived or made by the Executive during the course of his or her employment with the Company (whether or not actually conceived during regular business hours) and for a period of six (6) months subsequent to the Effective Date of Termination or expiration of such employment with the Company and (b) related to the business of the Company, shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company. An invention, idea, process, program, software, or design (including an improvement) shall be deemed related to the business of the Company if (x) it was made with the Company’s equipment, supplies, facilities, or Confidential Information, (y) results from work performed by the Executive for the Company, or (z) pertains to the current business or demonstrably anticipated research or development work of the Company. The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret shall be in the sole discretion of the Company, and the Executive shall be bound by such decision.
     12. Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. The Executive’s obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.
     13. Severability.
          (a) The Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.
          (b) If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included and the invalid or unenforceable provision shall be substituted with a provision which most closely approximates the intent and the economic effect of the invalid or unenforceable provision and which would be enforceable to the maximum extent permitted in such jurisdiction or in such case.
     14. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar overnight delivery, or by facsimile delivery followed by Federal Express or similar next business day delivery, as follows:

To the Company:	PharmaNet, LLC
c/o PharmaNet Development Group, Inc.
504 Carnegie Center
Princeton, NJ 08540
Fax: (609)514-0390
Attn: Chief Executive Officer

With a copy to:	Morgan Lewis & Bockius, LLP
502 Carnegie Center
Princeton, NJ 08540
Fax: (609)919-6701
Attn: Denis Segota, Esq.

To the Executive:	Thomas J. Newman
17 Spyglass Road
Skillman, NJ 08558
or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.
     15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.
     16. Attorney’s Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, each party shall be responsible for its own attorney’s fee, costs and expenses.
     17. Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of New Jersey without regard to choice of law considerations.
     18. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof, including but not limited to, the Previous Employment Agreement and the Previous Severance Agreement, each of which is terminated and no longer in force and effect. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which, enforcement or the change, waiver discharge or termination is sought.
     19. Additional Documents. The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

     20. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date set forth above.

PharmaNet, LLC
By:	/s/ Jeffrey P. McMullen
	Name:	Jeffrey P. McMullen
	Title:	President and CEO

     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date set forth above.

Executive
/s/ Thomas J. Newman
Thomas J. Newman

Exhibit A
CONSUMER PRICE INDEX FORMULA
     Commencing January 1, 2008 and the beginning of each year thereafter during the term of this Agreement, the Executive’s annual salary shall be adjusted in accordance with the Consumer Price Index, all Urban Consumers issued by the Bureau of Labor Statistics of the U.S. Department of Labor using the years 1982-84 as a base of 100 (the “Index”). At the commencement of January 1, 2008, and of each year thereafter, the Executive’s adjusted Annual Base Salary shall be multiplied each year by a fraction, the numerator of which shall be the published Index number for the month preceding the commencement of the new year (i.e., December 2007) and the denominator of which shall be the published Index number for the preceding month of the preceding year (i.e., November 2006). The resulting increase to the Executive’s Annual Base Salary shall be added to the prior year’s Annual Base Salary and become a part thereof for the current year. In the event that the Index herein referred to ceases to be published during the term of this Agreement, or if a substantial change is made in the method of establishing such Index, then the determination of the adjustment in the Executive’s compensation shall be made with the use of such conversion factor, formula or table as may be published by the Bureau of Labor Statistics, or if none is available, the parties shall accept comparable statistics on the cost of living in the United States as shall then be computed and published by an agency of the United States, or if not so computed or published, by a respected financial periodical selected by the Company.

Exhibit B
FORM OF GENERAL RELEASE
     THIS GENERAL RELEASE (“Release”) dated as of            is executed by Thomas J. Newman (the “Executive”) pursuant to Section 6 of the Employment Agreement dated as of January 10, 2007 by and between PharmaNet, LLC, a Delaware limited liability company (the “Company”) and the Executive (the “Employment Agreement”).
     WHEREAS, the Executive’s employment with the Company is terminating;
     WHEREAS, the Executive has had 21 days (with 7 days to revoke after signing) to consider the form of this Release;
     WHEREAS, the Company advised the Executive in writing to consult with an attorney before signing this Release;
     WHEREAS, the Executive acknowledges that the consideration to be provided to the Executive under the Employment Agreement is sufficient to support this Release; and
     WHEREAS, the Executive understands that the Company regards the representations and covenants by the Executive in the Employment Agreement and this Release as material and that the Company is relying on such representations and covenants in paying amounts to the Executive pursuant to the Employment Agreement.
THE EXECUTIVE THEREFORE AGREES AS FOLLOWS:
     1. The Executive shall receive the payments and benefits set forth in Section 6 (if applicable) of the Employment Agreement in accordance with the terms and subject to the conditions thereof.
     2. The Executive, on behalf of himself or herself, his or her heirs, executors, administrators, and/or assigns, does hereby RELEASE AND FOREVER DISCHARGE the Company, together with its parents, subsidiaries, affiliates, partners, joint ventures, predecessor and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, employees, shareholders, investors, insurers and reinsurers, representatives, attorneys, and employee benefit plans (and the trustees or other individuals affiliated with such plans) past, present and future (collectively, the “Releasees”), of and from any and all legally waivable causes of action, suits, debts, complaints, claims and demands whatsoever in law or in equity, whether known or unknown, suspected or unsuspected, which Executive, or his or her heirs, executors, administrators, and/or assigns, ever had or now has against each or any of the Releasees, from the beginning of time to the date of execution of this Agreement, including, without limitation, any and all claims relating to Executive’s employment with Company or the termination of that employment, including, without limitation, claims under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Wage Payment Act, the New Jersey Wage and Hour Law, and any and all other applicable federal, state or local constitutional, statutory or common

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law claims, now or hereafter recognized, including but not limited to, any claim for severance pay, bonus pay, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit or disability, or any claims for economic loss, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, expenses and costs.
     3. The Executive expressly represents and warrants that the Executive is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that the Executive has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.
     4. ACKNOWLEDGMENT BY EXECUTIVE. BY EXECUTING THIS RELEASE, THE EXECUTIVE EXPRESSLY ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS RELEASE CAREFULLY, THAT THE EXECUTIVE FULLY UNDERSTANDS ITS TERMS AND CONDITIONS, THAT THE EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE, THAT THE EXECUTIVE HAS BEEN ADVISED THAT THE EXECUTIVE HAS 21 DAYS WITHIN WHICH TO DECIDE WHETHER OR NOT TO EXECUTE THIS RELEASE AND THAT THE EXECUTIVE INTENDS TO BE LEGALLY BOUND BY IT. DURING A PERIOD OF 7 DAYS FOLLOWING THE DATE OF THE EXECUTIVE’S EXECUTION OF THIS RELEASE, THE EXECUTIVE SHALL HAVE THE RIGHT TO REVOKE THE RELEASE OF CLAIMS. IF EXECUTIVE DOES NOT SO REVOKE, THIS RELEASE WILL BECOME A BINDING AGREEMENT BETWEEN EXECUTIVE AND THE COMPANY UPON THE EXPIRATION OF SUCH 7 DAY REVOCATION PERIOD. THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EXPIRATION OF SUCH 7 DAY REVOCATION PERIOD.
     5. This Release contains the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, relating to the subject matter hereof.
     6. This Release shall be governed and construed in accordance with the laws of the State of New Jersey without regard to principles of conflict of laws.
EXECUTIVE

Date:

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